Exhibit 10.1

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (the “Agreement”) is made effective as of May 4, 2021 (the “Effective Date”), by and between Inozyme Pharma, Inc., a Delaware corporation, with its principal place of business being 321 Summer Street, Suite 400, Boston, MA 02210(the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability corporation, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”), which amends and restates that certain Consulting Agreement, dated January 21, 2016, by and among the Company and Danforth, as amended from time to time (the “Original Agreement”).  The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a publicly traded company developing novel therapeutics for the treatment of diseases of abnormal mineralization impacting the vasculature, soft tissue and skeleton; and

WHEREAS, Danforth has expertise in financial and corporate operations and strategy; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, as more fully described in Exhibit A attached hereto, (the “Services”); and

WHEREAS, the Company and the Danforth desire to amend and restate the Original Agreement in order to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree that the Original Agreement is hereby amended and restated as follows.

1.

Services of Consultant.  Danforth will assist the Company with matters relating to the Services as the Company requests from time to time.  The scope of the Services that Danforth is available to provide is more fully described in Exhibit A attached hereto.  Danforth and the Company will confer on a monthly basis to determine the particular tasks from those listed on Exhibit A that the Company requires and to prioritize and implement Danforth’s performance of the designated tasks.

2.

Compensation for Services.  In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth by paying a consulting fee more fully described in Exhibit A (the “Consulting Fee”).  Danforth shall, from time to time, but not more frequently than twice per calendar month, invoice the Company for Services rendered, and such invoice will be paid upon fifteen (15) days of receipt.  Each month the Parties shall evaluate jointly the current fee structure and scope of Services.  Danforth reserves the right to an annual increase in consultant rates of up to 4%, effective January 1 of each year.  Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination.  In addition, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company.  Any such accrued expenses in any given three (3) month period that exceed one thousand dollars ($1,000) shall be submitted to the Company for its prior written approval.

3.

Term and Termination.  The term of this Agreement will commence on the Effective Date and will continue through January 21, 2023 (the “Term”).  This Agreement may be extended for an additional period by mutual written agreement.  This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon thirty (30) days prior written notice to the other Party; or (b) without cause upon sixty (60) days prior written notice to the other Party.  For purposes of this Section 3, “Cause” shall include: (i) a breach of the terms of this Agreement which is not cured within thirty (30) days of written notice of such default or (ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company.

4.	Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required.
5.

Place of Performance.  Danforth will perform the Services at such locations upon which the Company and Danforth may mutually agree.  Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

6.	Compliance with Policies and Guidelines. Danforth will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Danforth.
7.

Confidential Information.  Danforth acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to Danforth information, including, but not limited to, material, compilations, data, formulae, models, patent disclosures, procedures, processes, business plans, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company and is of a type that is customarily considered to be confidential information (collectively the “Confidential Information”).  Danforth acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company and shall not be disclosed to any third party without first obtaining the written consent of the Company or used by Danforth or its affiliates, agents, employees or subcontractors for any reason other than performance of the Services.  Danforth further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates, agents, employees or subcontractors, except on like terms of confidentiality.  The above provisions of confidentiality shall apply for a period of five (5) years from the Effective Date.  The Company may require individuals who carry out Danforth’s performance of the Services to sign the Company’s confidentiality and proprietary information agreement that it generally uses with its employees and consultants.

8.

Intellectual Property.  Danforth agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, and formulae that Danforth conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company.  Danforth hereby agrees in consideration of the Company’s agreement to engage Danforth and pay compensation for the Services rendered to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged that Danforth shall not, without the prior written consent of the Company, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world.  As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of the products resulting from the Company’s technology.  The limitations on competition contained in this Section 8 shall continue during the time that Danforth performs any Services for the Company, and for a period of two (2) years following the termination of any such Services that Danforth performs for the Company.  If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 8 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.  Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

9.

Non Solicitation.  All personnel representing Danforth are employees or contracted agents of Danforth.  As such, they are obligated to provide the Services to the Company and are obligated to Danforth under confidentiality, non-compete, and non-solicitation agreements.  Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain their services for so long as they are employees or contracted agents of Danforth and for one (1) year thereafter.  Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to thirty percent (30%) of the employee’s starting annual base salary and target annual bonus for each Danforth contracted agent hired by the Company in violation of this Agreement, plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this agreement should the Company fail or refuse to pay the liquidated damages amount in full within thirty (30) days following its violation.

10.

Placement Services.  In the event that Danforth refers a potential employee to the Company and that individual is hired, Danforth shall receive a fee equal to twenty percent (20%) of the employee’s starting annual base salary and target annual bonus.

This fee is due and owing whether an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company, as a result of Danforth’s efforts within one (1) year of the date applicants) are submitted to the Company.  Such payment is due within thirty (30) days of the employee’s start date.

11.

No Implied Warranty.  Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof.  Further, in performing the Services Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place.  The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services.  Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.  Nonetheless, to the extent Danforth provides Services that constitute preparation of the Company’s quarterly or annual financial statements in the same or similar circumstances in which a chief financial officer or controller would do so, Danforth shall prepare such periodic financial statements in accordance with U.S. generally accepted accounting principles, but nonetheless subject to any review or audit by the Company’s independent certified public accountants.

12.

Indemnification.  Each Party hereto agrees to indemnify and hold the other Party hereto, its directors, officers, agents and employees harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties or as contained in this Agreement.  Further, the Company shall indemnify and hold harmless Danforth and any of its subcontractors against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct of Danforth or any of its subcontractors.

13.

Independent Contractor.  Danforth and its agents and subcontractors are not, nor shall Danforth or any of its agents or subcontractors be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore neither Danforth nor any of its agents or subcontractors shall be entitled to any benefits provided by the Company to its employees, if applicable.  Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant.  Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company’s prior written consent.  Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties.  Danforth will be solely responsible for payment of all charges and taxes arising from its and its agents and subcontractors’ relationship to the Company as a consultant.

14.

Records.  Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.

15.

Notices.  Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or three days after deposit in the mail or on the next business day following transmittal via facsimile.  Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:
Name:	Axel Bolte
Title:	Chief Executive Officer
Address:
Phone:	321 Summer Street, Suite 400, Boston, MA 02210
E-mail:	axel.bolte@inozyme.com
If to Danforth:
Name:	Gregg Beloff
Title:	Managing Partner
Address:	91 Middle Road
Phone:	Southborough, MA 01772 (617) 686-7679
E-mail:	ebeloff@danforthadvisors.com
16.

Assignment and Successors.  This Agreement may not be assigned by a Party without the consent of the other, which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor company resulting from any merger or consolidation of such Party with or into such company.

17.

Force Majeure.  Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party.  In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

18.	Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

19.

Integration; Severability.  This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

20.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law principles.  The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the Commonwealth of Massachusetts.

21.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

DANFORTH ADVISORS, LLC By: /s/ Chris Connors Print Name: Chris Connors Title: CEO Date: 5/6/2021	INOZYME PHARMA, INC. By: /s/ Axel Bolte Print Name: Axel Bolte Title: President and Chief Executive Officer Date: 5/6/2021

EXHIBIT A

Description of Services and Schedule of Fees

Danforth will perform mutually agreed to finance and accounting functions which are necessary to support the management and operations of the Company including, but not limited to, the functions set forth below:

RoleNameHourly Rate

Interim CFO*Steve DiPalma$500/hour

*including interim principal financial officer and principal accounting officer

Equity Compensation:

In further consideration of Danforth’s service to the Company, and subject to approval by the Company’s Board of Directors, the Company will grant to Mr. DiPalma an option under the Company’s 2020 Stock Incentive Plan to purchase 15,000 shares of the Company’s common stock (the “Option”). The Option shall have an exercise price equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the effective date of grant of such Option, and shall vest as to 50% on the date that is 180 days from the Effective Date and as to the remaining 50% on the first anniversary of the Effective Date, provided Mr. DiPalma is providing the Services to the Company on each such vesting date. The Company and Mr. DiPalma will enter into a separate option agreement evidencing the Option within 30 days of the date of approval by the Company’s Board of Directors, such option agreement to be in substantially the form previously approved and adopted by the Company’s Board of Directors.

CFO Services:

•	Support strategic business planning
•	Support fundraising activities
•	Provide finance support for operational planning
•	Participate in supplier contract negotiation and cost reduction planning
•	Assist with corporate and business development/licensing initiatives
•	Perform financial modeling, planning and analysis
•	Strategic opportunity assessment
•	Stock option plan management
•	Capitalization table management

Accounting Services:

•	Establish and maintain an appropriate accounting system and general ledger, likely on QuickBooks
•	Regular bookkeeping and accounting activities— monthly close, monthly reporting, and general financial administration
•	Establish and perform procedures for setting up new vendors (contracts, W-9s) and paying monthly invoices; manage payables and cash disbursements
•	Reconcile cash accounts, track cash usage and prepare cash flow projections
•	Establish reporting template and perform monthly reporting (internal and external)
•	Establish/maintain internal controls
•	Input of budget in QuickBooks for variance analysis
•	Manage insurance and banking
•	Establish and manage payroll and employee benefits
•	Monthly payroll/benefits administration
•	Update and manage the Company’s cap table
•	Financing, audit, budget, payroll/workers comp set up or other special project(s), as required and requested
•	Provide support for fundraising initiatives
•	Assist with tax returns, as appropriate

Financial Planning & Analysis Services:

•	Prepare annual budget and long-term forecasts in consultation with management
•	Prepare analyses to support fundraising activities and/or communications with investors
•	Perform deal analyses, and/or develop financial projections related to strategic alternatives
•	Complete other tasks consistent with financial planning and analysis activities